Exhibit 99(b)(4)

[LETTERHEAD OF BANC ONE MEZZANINE CORPORATION APPEARS HERE]

November 6, 2000

Mr. Brian Fitzgerald
Capital Partners
One Pickwick Plaza, Suite 310
Greenwich, Connecticut 06830

Re:	Second Amendment to Commitment Letter

Dear Brian:

          On September 8, 2000, Banc One Mezzanine Corporation ("BOMC") delivered its commitment letter (as amended from time to time, including, without limitation, that certain First Amendment to Commitment Letter dated September 12, 2000, collectively referred to herein as the "Commitment Letter") to provide financing to Security Capital Corporation ("SCC") and its subsidiary, HP Acquisition Corp. ("HPA"), in connection with a transation involving the purchase of a majority interest in Health Power, Inc. (the "Transaction"), as more fully described in the Commitment Letter. This letter agreement (this "Agreement") serves to further modify the terms and conditions set forth in the Commitment Letter.

          Notwithstanding anything to the contrary set forth in the Commitment Letter, BOMC, SCC and HPA agree as follows:

          The last sentence appearing on Page 6 in the last full paragraph of the Commitment Letter shall be deleted in its entirety and the following sentence shall be inserted in lieu thereof:

"Further, our commitment hereunder will terminate at 5:00 p.m., New York time, on December 31, 2000, unless, at or prior to such time, definitive agreements satisfactory to BOMC and its counsel have been executed and delivered by you and BOMC; provided, however, that any term or provision hereof to the contrary notwithstanding, the two immediately preceding paragraphs shall survive any termination of our commitment."

Mr. Brian D. Fitzgerald
November 6, 2000

         Please acknowledge and confirm your agreement with the terms and conditions of this Agreement by signing below and returning one original copy to me at your earliest convenience.

Very truly yours,

BANC ONE MEZZANINE CORPORATION

By: /s/ Cheryl L. Turnbull

Cheryl L. Trunbull
Managing Director

Accepted, acknowledged and agreed as of November , 2000

SECURITY CAPITAL CORPORATION

By:	/s/ Brian D. Fitzgerald

Name:	Brian D. Fitzgerald

Title:	Chairman

HP ACQUISITION CORP.

By:	/s/ Brian D. Fitzgerald

Name:	Brian D. Fitzgerald

Title:	President

cc:	Paul Miller, Esq. (via facsimile)
Edward Remondino, Esq. (via facsimile)